UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 21, 2009

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 3, 2010, at 11:00 a.m. Central Standard Time. The meeting will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review with you the affairs and progress of the Company during the past year and review the results of operations for the first quarter of our 2010 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best Chairman of the Board and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201 on Wednesday, February 3, 2010, at 11:00 a.m. Central Standard Time for the following purposes:

1.	To elect one Class I director whose term will expire in 2011 and four Class III directors for three-year terms expiring in 2013;

2.	To vote on a proposal to amend our articles of incorporation to eliminate the classification of our Board of Directors;

3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s registered independent public accounting firm for fiscal 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 10, 2009 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it or (iv) by attending the annual meeting in person. These various options for voting are described in the Notice of Internet Availability of Proxy Materials or proxy card. For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP. If you have shares of our common stock issued to you under the RSP, only the trustee can vote your plan shares even if you attend the annual meeting in person.

All shareholders who hold their shares in street name in the name of a broker, bank or other nominee (“broker”) may submit their written votes through voting instruction forms provided by their brokers. Such shareholders who hold their shares in street name may also generally vote their proxies over the Internet or by telephone, in accordance with voting instructions provided by their brokers. Pursuant to a recent amendment of the rules of the New York Stock Exchange (“NYSE”), brokers no longer have the discretion to vote the shares of customers who fail to provide voting instructions on the proposal to elect directors but they still have the discretion to vote such shares on the proposals to (i) amend our articles of incorporation to eliminate the classification of our Board of Directors and (ii) ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s registered independent public accounting firm for fiscal 2010. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may not vote your shares on the proposal to elect directors at our annual meeting. If you own your shares in street name and you want to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring that legal proxy to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on our Web site at www.atmosenergy.com.

By Order of the Board of Directors,

DWALA KUHN
Corporate Secretary

December 21, 2009

i

ii

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2010 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February 3, 2010

GENERAL

Date, Time, Place and Purpose of Meeting

Our 2010 annual meeting of shareholders will be held on Wednesday, February 3, 2010, at 11:00 a.m., Central Standard Time in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201. The purpose of the 2010 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2009) to each shareholder. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about December 21, 2009 and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about December 23, 2009.

Revocability and Voting of Proxies

Any shareholder of record giving a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing before the meeting; or (3) voting in person at the meeting. Any shareholders owning shares in street name who wish to revoke voting instructions previously given to their brokers should contact such brokers for further instructions. An independent inspector will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of the nominees for election of directors (see “Proposal One—Election of Directors” beginning on page 5), in favor of the proposal to declassify our Board of Directors (see “Proposal Two—Amendment to Articles of Incorporation to Eliminate the Classification of Board of Directors” beginning on page 50), and for the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2010 (see “Proposal Three—Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 51).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 21, 2009. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $6,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 10, 2009, our record date, there were 92,931,979 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 10, 2009 will be entitled to vote at the meeting. Each share is entitled to one vote.

Quorum Requirement

Our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to your broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes do not count as votes cast on such a proposal. Proposal One—the proposal to elect directors, is not considered a routine proposal. Therefore, brokers may vote on this proposal only if voting instructions are provided by the owner of the shares. Proposal Two—the proposal regarding the declassification of our Board of Directors, and Proposal Three—the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2010, are considered routine proposals under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on Proposals Two and Three, even if no voting instructions are provided by the owner of the shares.

For each of Proposals One and Three, the number of votes required for approval is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. For Proposal Two, the number of votes required for approval is at least 66.67 percent of the outstanding shares of the Company as of the record date. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Texas and Virginia law and our bylaws, the number of votes required to approve a proposal is a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Chairman and Chief Executive Officer, Charles K. Vaughan, Director and Presiding Director, and Richard W. Cardin, Director and Chairman of the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership, as of December 1, 2009, with respect to each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	Barclays Global Investors, NA(a) 400 Howard Street San Francisco, CA 94105	10,054,838	10.83(b)

(a)	Based solely upon information contained in the most recently filed Schedule 13G with the SEC on October 12, 2009, which was jointly filed by Barclays Global Investors, NA and its affiliates, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, reflecting beneficial ownership of 10,054,838 shares of common stock as of September 30, 2009. According to this Schedule 13G, the reporting group possessed sole voting power over 8,630,957 of these shares with no shared voting power and sole dispositive power over 10,054,838 shares with no shared dispositive power. Neither Barclays Global Investors, NA nor any of its affiliates has subsequently filed any Schedules 13G or amendments thereto with respect to their beneficial ownership of the Company’s common stock.

(b)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 1, 2009.

Security Ownership of Management and Directors

The following table lists the beneficial ownership, as of December 1, 2009, of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our executive officers named in the Summary Compensation Table beginning on page 34 of this proxy statement and all our directors and executive officers as a group. Except as otherwise noted, the directors, nominees and named executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership		Percent of Class(b)
Travis W. Bain II	42,541	(c)
Robert W. Best	796,948	(d)
Richard W. Cardin	30,841	(c)
Kim R. Cocklin	168,761
Richard W. Douglas	7,225	(c)
Ruben E. Esquivel	3,562	(c)
Thomas J. Garland	41,620	(c)
Richard K. Gordon	27,155	(c)
Robert C. Grable	1,311
Louis P. Gregory	86,278
Fred E. Meisenheimer	52,642
Dr. Thomas C. Meredith	39,290	(c)
Phillip E. Nichol	46,304	(c)
Nancy K. Quinn	14,754	(c)
Stephen R. Springer	10,882	(c)(e)
Charles K. Vaughan	76,576	(c)
Richard Ware II	55,634	(c)
All directors, nominees and executive officers as a group (18 individuals)(f)	1,523,601		1.64

(a)	Does not include ownership information for John P. Reddy, former Senior Vice President and Chief Financial Officer who retired on December 31, 2008, or Mark H. Johnson, Senior Vice President, Nonregulated Operations, who left the Company on October 31, 2009. Because they are no longer employed by the Company, we do not have access to their stock ownership information as of December 1, 2009.

(b)	The percentage of shares beneficially owned by any individual does not exceed one percent of the class so owned.

(c)	Includes cumulative share units credited to the following directors under our Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”) and our 1998 Long-Term Incentive Plan (“LTIP”) in the following respective amounts: Mr. Bain, 35,196 units; Mr. Cardin, 27,341 units; Mr. Douglas, 5,262 units; Mr. Esquivel, 2,562 units; Mr. Garland, 33,211 units; Mr. Gordon, 17,155 units; Dr. Meredith, 27,532 units; Mr. Nichol, 36,304 units; Ms. Quinn, 12,754 units; Mr. Springer, 9,882 units; Mr. Vaughan, 36,867 units and Mr. Ware, 26,060 units. Mr. Grable did not receive an annual grant of share units, which were awarded to the directors on March 6, 2009, because he was elected to the Board of Directors on May 6, 2009.

(d)	Includes 348,492 shares issuable upon the exercise of options held by Mr. Best under our LTIP within 60 days of December 1, 2009.

(e)	Includes 1,000 shares owned by Mr. Springer’s spouse with whom voting and investment power are shared.

(f)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the directors, nominees for director or executive officers has any outstanding margin obligations under any of these accounts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in their ownership in our common stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2009, all of our directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section  16(a) filing requirements.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

Pursuant to our bylaws, the Board is divided into three classes, each of which class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. In accordance with our bylaws, Robert C. Grable, who was elected as a Class III director to the Board effective May 6, 2009, and Kim R. Cocklin, who was elected as a Class I director to the Board effective November 11, 2009, are required to be elected by our shareholders at the immediately succeeding annual meeting of shareholders. Accordingly, Mr. Cocklin has been nominated to continue serving as a Class I director for a one-year term expiring in 2011. Mr. Grable has been nominated to continue serving as a Class III director for a three-year term expiring in 2013. In addition, Robert W. Best, Phillip E. Nichol and Charles K. Vaughan also have been nominated to serve as Class III directors to be elected at the 2010 annual meeting of shareholders for three-year terms expiring in 2013. All nominees were recommended for nomination by the Nominating and Corporate Governance Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. The Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of our common stock for at least one year. Messrs. Best, Nichol and Vaughan were last elected to three-year terms by the shareholders at the 2007 annual meeting of shareholders in February 2007. The Board is nominating Mr. Cocklin to continue serving as a Class I director, whose one-year term expires in 2011 and Messrs. Best, Grable, Nichol and Vaughan to continue serving as Class III directors, whose three-year terms will expire in 2013.

The other directors listed below under “Directors Continuing in Office” will continue to serve in their positions for the remainder of their current terms, except for Messrs. Bain and Garland who will be retiring from the Board immediately following the annual meeting, in accordance with the Company’s bylaws. The names, ages and biographical summaries of (i) the persons who have been nominated to serve as our directors and (ii) the directors who are continuing in office until the expiration of their terms and the class in which such nominee or other director has been designated, are set forth under “Nominees for Director” beginning on page 6 and “Directors Continuing in Office” beginning on page 7. Each of the nominees has consented to be a nominee and to serve as a director if elected and all votes authorized by the proxy will be cast FOR all of the nominees. If we receive proxies that are signed but do not specify how to vote, we will vote your shares FOR all of the nominees. If we receive proxies that contain a vote to “withhold authority” for the election of one or more director nominees, such vote will not be counted in determining the number of votes cast for those nominees but will be counted for quorum purposes. In order to be elected as a director, our bylaws require a nominee to receive the vote of a majority of all outstanding shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices, not less than 60 days nor more than 85 days prior to the date of the originally scheduled meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the meeting is given by the Company, notice of such nominations must be so received not later than the close of business on the 25th day following the earlier of the day on which notice of the meeting was sent or the day on which such public disclosure was made. Since we are providing less than 75 days’ notice or prior public disclosure of the date of the 2010 annual meeting, shareholders may make nominations for the election of directors at the 2010 annual meeting, if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 15, 2010, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2009. If nominations are not so made, only the nominations made by the Board of Directors may be voted upon at the 2010 annual meeting.

Nominees for Director

Robert W. Best, Chairman of the Board and Chief Executive Officer of Atmos Energy since March 1997; and currently a director of Associated Electric & Gas Insurance Limited. Mr. Best, 63, has been a director of Atmos Energy since 1997. Class III Director—Term Expiring in 2013.

Kim R. Cocklin, President and Chief Operating Officer of Atmos Energy since October 2008 and joined Atmos Energy as Senior Vice President in June 2006. Mr. Cocklin, 58, has been a director of Atmos Energy since 2009. Class I Director—Term Expiring in 2011.

Robert C. Grable, Founding Partner, Kelly Hall & Hartman LLP, Fort Worth, Texas, since April 1979. Mr. Grable, 63, has been a director of Atmos Energy since 2009. Class III Director—Term Expiring in 2013.

Phillip E. Nichol, Retired, formerly Senior Vice President of Central Division Staff of UBS Paine Webber Incorporated in Dallas, Texas from July 2001 through July 2003. Mr. Nichol, 74, has been a director of Atmos Energy since 1985. Class III Director—Term Expiring in 2013.

Charles K. Vaughan, Retired, formerly Chairman of the Board of Atmos Energy from June 1994 until March 1997. Mr. Vaughan, 72, has been a director of Atmos Energy since 1983. Class III Director—Term Expiring in 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office

Travis W. Bain II, Chairman of Texas Custom Pools, Inc. in Plano, Texas since 1999; and currently a director of Delta Industries, Inc. Mr. Bain, 75, has been a director of Atmos Energy since 1988. Class I Director—Term Expiring in 2011. In accordance with the bylaws of the Company, Mr. Bain will be retiring from the Board of Directors immediately following the annual meeting on February 3, 2010.

Richard W. Cardin, Retired, formerly with Arthur Andersen LLP from 1958 to 1994 where he served as office managing partner in the Chattanooga and Nashville, Tennessee offices from 1969 to 1994; and currently a director of United States Lime and Minerals, Inc. Mr. Cardin, 74, has been a director of Atmos Energy since 1997. Class II Director—Term Expiring in 2012.

Richard W. Douglas, Executive Vice President for Jones Lang LaSalle LLC in Dallas, Texas since July 2008; formerly Executive Vice President with The Staubach Company in Dallas, Texas from October 2004 to July 2008 and served in numerous other executive officer positions from February 1999 to October 2004. Mr. Douglas, 62, has been a director of Atmos Energy since 2007. Class I Director—Term Expiring in 2011.

Ruben E. Esquivel, Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas since December 1995; formerly President and Chief Executive Officer of AVO International (formerly known as Multi-Amp Corporation). Mr. Esquivel, 66, has been a director of Atmos Energy since 2008. Class I Director—Term Expiring in 2011.

Thomas J. Garland, Senior Advisor to the Niswonger Foundation since July 2002 and Chairman of the Tusculum Institute for Public Leadership and Policy in Greeneville, Tennessee since 1998. Mr. Garland, 75, has been a director of Atmos Energy since 1997. Class III Director—Term Expiring in 2010. In accordance with the bylaws of the Company, Mr. Garland will be retiring from the Board of Directors immediately following the annual meeting on February 3, 2010.

Richard K. Gordon, General Partner of Juniper Energy LP in Houston, Texas since September 2006; General Partner of Juniper Capital LP and Juniper Advisory LP in Houston, Texas since March 2003; formerly Vice Chairman Investment Banking for Merrill Lynch & Co. in Houston, Texas. Mr. Gordon, 60, has been a director of Atmos Energy since 2001. Class I Director—Term Expiring in 2011.

Thomas C. Meredith, Ed.D, Retired, formerly Commissioner of Mississippi Institutions of Higher Learning in Jackson, Mississippi from October 2005 until November 2008; previously served as Chancellor of the University System of Georgia in Atlanta, Georgia from January 2002 through September 2005. Dr. Meredith, 68, has been a director of Atmos Energy since 1995. Class II Director—Term Expiring in 2012.

Nancy K. Quinn, Principal of Hanover Capital, LLC in New York, New York since July 1996; and currently a director of Endeavor International Corporation and Helix Energy Solutions Group. Ms. Quinn, 56, has been a director of Atmos Energy since 2004. Class II Director—Term Expiring in 2012.

Stephen R. Springer, Retired, formerly Senior Vice President and General Manager of the Midstream Division of The Williams Companies, Inc. in Tulsa, Oklahoma from January 1999 to February 2002; and currently a director of DCP Midstream Partners, LP. Mr. Springer, 63, has been a director of Atmos Energy since 2005. Class II Director—Term Expiring in 2012.

Richard Ware II, President of Amarillo National Bank in Amarillo, Texas since 1981. Mr. Ware, 63, has been a director of Atmos Energy since 1994. Class II Director—Term Expiring in 2012.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with and pursuant to the corporate governance-related listing standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our directors, officers and other employees a toll-free compliance hotline and a Web site by which they may report on an anonymous basis any observation of unethical behavior or suspected violation of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for each of its Audit, Human Resources and Nominating and Corporate Governance Committees. All of the foregoing documents are posted on the Corporate Governance page under the Investors tab of our Web site at www.atmosenergy.com. Such documents are also available in print free of charge to any shareholder upon request to our Corporate Secretary at our principal executive offices.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance-related listing standards. In accordance with rules of the SEC and the NYSE as well as our Guidelines, in order to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its members, the Board has adopted its Categorical Standards of Director Independence (“Standards”), which are consistent with the independence guidelines set forth in the NYSE corporate governance related listing standards. The Standards specify the criteria by which the independence of our directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Governance page of our Web site. Such documents are also available in print free of charge to any shareholder upon request to our Corporate Secretary at our principal executive offices.

Based on its review of the Standards, the NYSE independence standards, as well as applicable SEC rules, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material other than the relationship with Mr. Springer. Accordingly, the Board has affirmatively determined that Ms. Quinn, Dr. Meredith and Messrs. Bain, Cardin, Douglas, Esquivel, Garland, Gordon, Grable, Nichol, Vaughan and Ware are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit, Human Resources and Nominating and Corporate Governance Committees are independent under both the Standards and the NYSE independence standards, as well as applicable SEC rules.

In recommending to the Board that each director and nominee be found independent, the Nominating and Corporate Governance Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, which are discussed below. All matters described below fall within the Standards and the NYSE independence standards, including the monetary thresholds set forth in such standards.

•

Mr. Ware is president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company, serves as a depository bank for us and is the trustee for our 1998 Long-Term Incentive Plan.

•

Mr. Douglas is executive vice president of Jones Lang LaSalle Americas, Inc. (formerly The Staubach Company) in Dallas, Texas, which has provided office leasing services to the Company from time to time.

•	Several of our other directors are either natural gas customers or affiliated with businesses that are natural gas customers of the Company in the ordinary course of business.

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, under the Standards and the independence standards of the NYSE, the Board has determined that Mr. Springer may not be considered independent from the Company. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Finally, Mr. Springer does not serve on our Audit, Human Resources or Nominating and Corporate Governance Committees.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons can present potential or actual conflicts of interest, our Board has adopted written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any related person (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, in-laws and anyone residing in such person’s home (other than a tenant or employee).

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and Corporate Governance Committee reviews reports developed under the guidelines and makes a recommendation to the Board as to whether the committee determines that an identified transaction is required to be reported as a related person transaction under SEC rules. In determining materiality for this purpose, information is considered material if, in light of all the circumstances, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of Company stock. Transactions within the categorical standards specified below, which are pre-approved by the committee, will be presumed not to be material and therefore, not reportable. Other transactions are assessed for materiality based on the specific facts and circumstances of the transaction. An individual director is required to abstain from the decision regarding transactions involving that director or his or her family members.

Under SEC rules, certain transactions are deemed not to involve a material interest (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In addition, the committee will presume that the following transactions do not involve a material interest for purposes of reporting under applicable SEC rules:

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to enter into such transactions and (ii) the amount involved in any related category of transactions during any particular fiscal year is the lesser of (a) $1 million or (b) an amount which is less than one percent of the entity’s gross revenue for the most recently completed fiscal year for which data is publicly available;

•

Charitable gifts made in the ordinary course of business to a foundation, university or other nonprofit organization, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to make such gifts and (ii) the amount of gifts during any particular fiscal year is the lesser of (a) $120,000 or (b) an amount which is less than one percent of the nonprofit entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

•

Employment by the Company of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member; and

•

Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee has reviewed the Company’s ordinary course of business transactions during fiscal 2009 with companies for which non-employee directors serve as executive officers and all other related person transactions and determined that, in accordance with the categorical standards described above, none of those transactions involved a material interest and thus are not reportable. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review, or where such policies and procedures were not followed.

Qualifications for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director should possess the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of the nominee’s judgment and skills. The Company’s Corporate Governance Guidelines provide that nominees for director will be selected on the basis of outstanding achievement in their personal careers; prior board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. Each nominee for director should also have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments and (iii) the relative standing of the Company and its business segments in relation to its competitors. The Board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion, disability or other personal characteristics in selecting nominees.

Procedures for Nomination or Recommending for Nomination Candidates for Director

The Nominating and Corporate Governance Committee also considers sound and meritorious nomination suggestions for directors from shareholders. Any shareholder may submit a nomination for director by following the procedures outlined in our bylaws and described under “Proposal One—Election of Directors” beginning on page 5. There are no differences in the manner in which the committee evaluates nominees for director based on whether or not the nominee is recommended by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed above. All letters of recommendation for nomination at the 2010 annual meeting should be sent to our Corporate Secretary at our principal executive offices and must be received no later than January 15, 2010. Such letters should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations A signed statement from the nominee should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Presiding Director and Communications with Directors

In accordance with the corporate governance-related listing standards of the NYSE, the Board has designated Charles K. Vaughan as the presiding director at all meetings of non-management directors during fiscal 2010, which meetings will continue to be held by the Board on a regular basis. In addition, all independent members of the Board meet as a group at least once annually. Shareholders and other interested parties may communicate with Mr. Vaughan, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by electronic mail at boardofdirectors@atmosenergy.com. Our Senior Vice President and General Counsel, Louis P. Gregory, receives all such communications initially and forwards such communications to Mr. Vaughan or another individual non-management director, if applicable, as he deems appropriate. Interested parties may also contact our directors who are members of management, Mr. Robert W. Best, Chairman and Chief Executive Officer (robert.best@atmosenergy.com) and Mr. Kim R. Cocklin, President and Chief Operating Officer (kim.cocklin@atmosenergy.com); by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, or by telephone at 972-934-9227.

Committees of the Board of Directors

Standing Committees.    We have certain standing committees, each of which is described below. The Executive Committee consists of the chairpersons of each of our standing committees and our presiding director, Mr. Vaughan. Current members of the Executive Committee are Messrs. Bain, Cardin, Gordon, Nichol and Vaughan. Mr. Vaughan, as presiding director, serves as chairman of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held two meetings during fiscal 2009.

The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934. The Audit Committee consists of Ms. Quinn and Messrs. Bain, Cardin, Esquivel, Grable and Dr. Meredith. Mr. Cardin serves as chairman of the committee. As discussed above, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. The Audit Committee oversees our accounting and financial reporting processes and procedures; reviews the scope and procedures of the internal audit function; appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held six meetings during the last fiscal year and has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site.

The Human Resources Committee consists of Messrs. Bain, Douglas, Esquivel, Garland, Gordon, Grable and Nichol. Mr. Gordon serves as chairman of the committee. As discussed above, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy and specific compensation recommendations for the Chief Executive Officer as well as our other officers and division presidents. This committee has retained the worldwide consulting firm of Towers Perrin to serve as its independent compensation advisor, which is directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our Chief Executive Officer as well as other officers and division presidents. This committee also administers our 1998 Long-Term Incentive Plan (“LTIP”) and Annual Incentive Plan for Management. During the last fiscal year, the committee held six meetings. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site.

The Nominating and Corporate Governance Committee consists of Ms. Quinn and Messrs. Cardin, Gordon, Nichol, Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. As discussed above, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all of our corporate governance matters. The committee held three meetings during the last fiscal year. The committee has adopted a charter, which it follows in conducting its activities. The committee’s charter is available on the Corporate Governance page of our Web site.

The Work Session/Annual Meeting Committee consists of Messrs. Bain, Douglas, Garland, Nichol, Springer and Ware. Mr. Bain serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the special meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the Human Resources Committee during the last fiscal year were Messrs. Bain, Douglas, Esquivel, Garland, Gordon, Grable and Nichol. None of the committee members were, during fiscal 2009, or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there were no interlocking relationships between any executive officer of the Company and any other corporation during fiscal 2009.

Attendance at Board Meetings.    During fiscal 2009, our Board held 13 meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of our Board, other than Mr. Grable, who joined the Board on May 6, 2009, attended the 2009 annual meeting of shareholders in Dallas, Texas on February 4, 2009. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

DIRECTOR COMPENSATION

Annual Compensation.    As compensation for serving as a director during fiscal 2009, each of our non-employee directors received an annual retainer of $45,000, payable in advance on a quarterly basis. During fiscal 2009, each non-employee director received a fee of $1,500 per meeting for attendance at each meeting of the Board or Board committee as well as any other Company-related business meeting, excluding telephone conference meetings. The fee paid to non-employee directors for participation in any telephonic conference meeting was one-half of the regular meeting fee. Beginning on October 1, 2009, each of our non-employee directors began receiving an annual retainer of $75,000 payable in advance on a quarterly basis and will no longer receive meeting fees. Since June 1, 2007, our presiding director, Mr. Vaughan, has received an annual fee of $25,000 for additional services he performs in connection with those duties. All annual fees and retainers paid to Board members who have served less than a full year are pro-rated on a daily basis. Committee chairpersons are also paid an additional annual fee of $5,000 for additional services performed in connection with their committee duties and responsibilities. All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Recent Changes to Director Compensation Plans.    Due to the recent changes in the composition of Director compensation, primarily the elimination of meeting fees and the resulting increase in the annual retainer, all Director compensation plans were reviewed, including the Outside Directors Stock-for-Fee Plan (the “Stock-for-Fee Plan”) and the Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). As a result of this review, the Board approved an amendment to the Equity Incentive Plan by eliminating the feature of such plan that provides for the deferral to a cash account of amounts attributable to fractional share units, which arise from the conversion of the annual retainer or other compensation, including dividend equivalents, to whole share units. An amendment was also approved to provide that fractional share units, which result from the conversion of the annual retainer or other compensation, including dividend equivalents, to whole share units, be accumulated in the stock accounts of all affected directors. The Board also approved amendments to the Stock-for-Fee Plan to conform its terms with those of the Directors Plan with respect to (i) the timing of the issuance of the shares of stock for fees, (ii) the incremental percentages of director compensation that may be selected by the directors when they choose to participate in the Stock-for-Fee Plan and (iii) the measurement of the value of the shares to be issued under the Stock-for-Fee Plan.

The following table sets forth all compensation paid to our non-employee directors for fiscal 2009.

Director Compensation for Fiscal Year 2009(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Travis W. Bain II	113,137	94,739	12,742	—	220,618
Dan Busbee	36,750	71,920	—	14,721	123,391
Richard W. Cardin	87,271	84,695	—	—	171,966
Richard W. Douglas	61,355	71,795	—	—	133,150
Ruben E. Esquivel	86,202	53,011	625	—	139,838
Thomas J. Garland	74,250	92,201	—	—	166,451
Richard K. Gordon	84,500	71,670	—	—	156,170
Robert C. Grable	25,333	2,980	—	—	28,313
Dr. Thomas C. Meredith	77,381	99,770	1,848	—	178,999
Phillip E. Nichol	93,500	96,155	—	—	189,655
Nancy K. Quinn	64,953	75,763	1	—	140,717
Stephen R. Springer	71,250	62,371	—	—	133,621
Charles K. Vaughan	102,000	96,876	—	—	198,876
Richard Ware II	24,792	126,140	—	—	150,932

(a)	No options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2009.

(b)	Non-employee directors may defer all or a part of their annual cash retainer and meeting fees under our Directors Plan and LTIP. During fiscal 2009, $77,609 of the total amount payable for directors’ fees was deferred, at the election of four of our directors, under our Directors Plan and LTIP. Ms. Quinn, Messrs. Bain, Esquivel and Dr. Meredith elected to defer all or a portion of their director fees in fiscal 2009, as described in the table immediately below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Amounts in a cash account earn interest at a rate equal to the 10-year U.S. Treasury Note rate on the first day of the plan year (January 1) plus 250 basis points. The amounts shown above for Ms. Quinn, Messrs. Bain, Esquivel and Dr. Meredith include interest earned during fiscal 2009 on the accumulated balances of their respective cash accounts, payable monthly (not including the portion of interest earned that is attributable to above-market rate of interest. See footnote (d) below). Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the “fair market value of the shares” (average of the high and low prices as reported on the NYSE Consolidated Tape) on the date earned. Amounts in the stock account earn the equivalent of dividends declared on our common stock, which are reinvested in share units, based on the fair market value of our common stock on the last trading day of each quarter. Beginning on January 1, 2010, such dividend equivalents will be reinvested in share units on the first trading day of each fiscal quarter. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(c)	The amounts in this column reflect the compensation cost of awards recognized for financial statement reporting purposes for fiscal 2009, in accordance with the accounting standard that governs stock-based compensation, for share unit awards accrued by directors under the Directors Plan and LTIP for service on our Board or a Board committee in fiscal 2009. The share units do not contain restrictions and are valued based on the fair market value of the shares ($20.54), on the date of grant on March 6, 2009. The Company recognizes compensation cost (which is the same as the grant date fair value of these share units) for share units accrued for each non-employee director over a 12-month period following the grant date. Dividend equivalents accrued on share unit awards are included in the amounts reported for share unit awards.

The amounts described above also reflect the compensation cost of shares of stock issued under our Non-Employee Directors Stock-for-Fee Plan (“Stock-for-Fee Plan”) to Dr. Meredith and Messrs. Douglas, Grable and Ware, who elected to receive all or a portion of their directors’ fees in the form of shares of stock in lieu of cash retainers and meeting fees for service on our Board or a Board committee in fiscal 2009. These shares do not contain restrictions on the grant date and are valued based on the closing price as reported on the NYSE Consolidated Tape on the final day of the previous fiscal quarter. Beginning on January 1, 2010, the shares will be valued at the fair market value of the shares on the first day of each fiscal quarter. The closing prices for fiscal 2009 were as follows: $26.62 on September 30, 2008, $23.70 on December 31, 2008, $23.12 on March 31, 2009 and $25.04 on June 30, 2009. The Company recognizes compensation cost (which is the same as the grant date fair value of these shares) for such shares over a 12-month period following the grant date.

(d)	Represents the amount of above-market portion of interest earned during fiscal 2009 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year. The interest rate for fiscal 2011 will be reset on October 1, 2010 and will be reset each October 1 of each fiscal year thereafter.

(e)	No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2009 other than Mr. Busbee. Mr. Busbee received perquisites and other benefits relating to retirement gifts and related items in recognition of his service on the Board of Directors for over 20 years. Such perquisites and other benefits were valued at the aggregate incremental cost to the Company. Mr. Busbee served as a director during fiscal 2009 until his retirement on February 4, 2009, following our 2009 annual meeting of shareholders.

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2009 and cumulative deferred compensation as of September 30, 2009.

Director Deferred Board Fees for Fiscal Year 2009

Director	Board Fees Deferred to Stock Account in 2009 ($)	Dividend Equivalents Earned on Stock Account and Reinvested in 2009 ($)(a)	Cumulative Board Fees Deferred to Stock Account at September 30, 2009 ($)	Board Fees Deferred to Cash Account in 2009 ($)	Interest Earned on Cash Account in 2009 ($)(b)	Cumulative Board Fees Deferred to Cash Account at September 30, 2009 ($)(b)
Travis W. Bain II	—	—	—	23,000	28,629	558,628
Ruben E. Esquivel	—	—	—	40,500	1,327	46,351
Dr. Thomas C. Meredith	—	2,095	39,346	3,951	4,152	81,106
Nancy K. Quinn	10,080	156	10,236	78	1	79

(a)	Dividend equivalents earned on amounts of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the last trading day of each quarter. Such stock prices for fiscal 2009 were as follows: $23.58 on December 31, 2008, $23.31 on March 31, 2009, $25.10 on June 30, 2009 and $28.23 on September 30, 2009.

(b)	Includes interest earned on accumulated amount of Board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2009, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of each plan year (January 1) plus 250 basis points.

The following table sets forth the number of share units issued to our non-employee directors during fiscal 2009 for service on our Board or a Board committee, the number of share units earned as dividend equivalents during fiscal 2009 on the accumulated balances of share units for each director and the aggregate number of share units awarded to each director. The table also shows the amount of shares granted to directors in fiscal 2009 who elected to take all or a portion of their directors’ fees in stock under our Stock-for-Fee Plan along with the aggregate number of shares received by participating directors as of September 30, 2009.

Director Share Units and Stock-for-Fee Awards

for Fiscal Year 2009

Director	Share Units Awarded (#)	Share Units Earned as Dividend Equivalents (#)(a)	Shares Received as Stock-for-Fee Awards (#)(b)	Aggregate Grant Date Fair Value ($)	Aggregate Share Units Awarded (#)		Aggregate Shares Received as Stock-for-Fee Awards (#)
Travis W. Bain II	2,500	1,736	—	94,739	35,196		—
Dan Busbee	2,500	440	—	71,920	34,366	(c)	2,728
Richard W. Cardin	2,500	1,333	—	84,695	27,341		—
Richard W. Douglas	2,500	201	640	71,795	5,262		640
Ruben E. Esquivel	2,500	62	—	53,011	2,562		—
Thomas J. Garland	2,500	1,634	—	92,201	33,211		1,890
Richard K. Gordon	2,500	811	—	71,670	17,155		—
Robert C. Grable(d)	—	—	119	2,980	—		119
Dr. Thomas C. Meredith	2,500	1,341	559	99,770	27,532		9,073
Phillip E. Nichol	2,500	1,793	—	96,155	36,304		—
Nancy K. Quinn	2,500	570	—	75,763	12,754		—
Stephen R. Springer	2,500	438	—	62,371	9,882		—
Charles K. Vaughan	2,500	1,822	—	96,876	36,867		—
Richard Ware II	2,500	1,267	1,761	126,140	26,060		13,771

(a)	Share units earned as dividend equivalents are calculated based on the fair market value of the shares on the last trading day of each quarter. See footnote (a) to Director Deferred Board Fees for Fiscal Year 2009 table beginning on page 18.

(b)	Shares received as Stock-for-Fee awards are paid in arrears of the quarter in which they are earned. The number of shares awarded equals the amount of fees divided by the closing price as reported on the NYSE Consolidated Tape on the last day of the quarter in which such fees are earned. Only whole shares may be issued; fractional shares are paid in cash. See footnote (c) to Director Compensation for Fiscal Year 2009 table beginning on page 17.

(c)	Upon his retirement from the Board of Directors, Mr. Busbee received distribution of these shares, the total value of which was $846,091. The value was determined on February 4, 2009, based on the fair market value of the shares of $24.62 per share.

(d)	Mr. Grable was elected to the Board of Directors effective May 6, 2009 and therefore did not receive an annual grant of share units, which were awarded to our directors on March 6, 2009.

AUDIT COMMITTEE-RELATED MATTERS

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE listing standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than domestic employees) who shares such director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and financial expert requirements discussed above as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements imposed by the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn, and Mr. Cardin, each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. Such designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of six directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed above. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s Web site at www.atmosenergy.com.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young, our independent registered public accounting firm, is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s 2009 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Audit Committee reviewed all other material communications between the Company and the independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board in its Rule 3200T.

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence, as well as those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG LLP, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Audit Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting, as well as the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2010 fiscal year, which appointment will be submitted to our shareholders for their ratification at our 2010 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Richard W. Cardin, Chairman

Travis W. Bain II

Ruben E. Esquivel

Robert C. Grable

Dr. Thomas C. Meredith

Nancy K. Quinn

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by our independent registered public accounting firm, Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and the independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate any such pre-approval authority in fiscal 2009. The Audit Committee pre-approved all of the audit, audit-related and tax fees for services performed by Ernst & Young in fiscal 2009 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our Web site.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this Compensation Discussion and Analysis, we discuss our executive compensation objectives and strategy, the elements of compensation that we provide to our named executive officers and the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later in the proxy statement under the heading “Named Executive Officer Compensation,” beginning on page 34, we have presented a series of tables containing specific information about the compensation paid to or earned by our named executive officers in fiscal 2009, as well as more information on our executive officer compensation programs. The discussion below is intended to assist you in understanding the information provided in the tables and putting that information into context.

Our executive compensation program is built upon the strategy of “Total Rewards,” which we adopted in 1998. Total Rewards is a comprehensive view of the various compensation plans and employee benefits that comprise the total package of compensation that is offered to our officers, including the named executive officers in this proxy statement, division presidents and other key employees. The Total Rewards strategy is based on the payment of (i) total cash compensation, composed of base salary and annual incentive compensation and (ii) total direct compensation, composed of total cash compensation and the annualized expected value of long-term incentive compensation awards, being targeted at the 50th percentile of such compensation for equivalent positions at companies of comparable size in the natural gas distribution business, represented by companies in our proxy peer group and in the energy services industry database, as discussed below. We believe this strategy also fosters a philosophy of “pay for performance” through the use of both annual and long-term incentive plans. Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by the Human Resources Committee (“HR Committee”) with assistance from its independent compensation advisor, the consulting firm of Towers Perrin.

Recently Adopted Changes in Executive Compensation

During fiscal 2009, the HR Committee, with the assistance of Towers Perrin, completed a review of the Company’s overall approach to executive benefits and perquisites, which it undertakes periodically, to ensure that the Company’s current benefits and perquisites policies and practices continue to be in line with best practices in the market overall. As a result of that review, the HR Committee approved the following changes to the Company’s benefits and perquisites policies and practices, which should substantially reduce the overall cost of executive compensation and maintain the alignment of the Company’s executive compensation program with best practices.

•

Imposition of a limit, under certain conditions, on the amount of awards earned as incentive compensation by named executive officers under the LTIP, beginning in fiscal 2010. See the discussion below under Annual Incentive Compensation beginning on page 27.

•

Overall reduction in the amount of long-term compensation granted to the named executive officers and other participants beginning in fiscal 2009. See the discussion below under Long-Term Incentive Compensation beginning on page 29.

•

Development of a new supplemental retirement plan for all new officers (other than members of the Management Committee), division presidents or other employees selected by the Board beginning on August 5, 2009. See the discussion below under Retirement Benefits beginning on page 30.

•	Imposition of a limit on the amount of costs to be borne by the Company under our retiree medical plan, beginning in 2015. See the discussion below under Retirement Benefits beginning on page 30.

•

Elimination of payment by the Company in the event that excise taxes will be due on severance benefits paid to members of the Management Committee in the case of a change in control, beginning in fiscal 2010. See the discussion below under Change in Control Benefits beginning on page 31.

•

Changes in the compensation program for the employees of the Company’s wholly-owned subsidiary, Atmos Energy Holdings Inc., beginning in fiscal 2010. See the discussion below under “Compensation Strategy for Atmos Energy Holdings” beginning on page 32.

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to ensure that the interests of our executive officers are aligned with those of our shareholders. At the same time, and in consideration of our ownership of regulated natural gas distribution properties and related nonregulated operations, our executive compensation program considers the interests of both our regulated and nonregulated customers. We believe that our executive compensation program is effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on the Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with the overall business strategy of providing quality service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities in both regulated and nonregulated business operations.

•

Overall pay targets should reflect the intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation and targeted total direct compensation to be paid at the 50th percentile of competitive market practice, if established performance targets are reached.

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

•

Incentive compensation plans, to the extent practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code so that full income tax deductions for executive compensation may be realized by the Company.

•

Stock ownership is an important component of our executive compensation strategy and should closely align executives’ interests with those of our shareholders. To facilitate stock ownership for executives, stock-based incentive vehicles should be utilized, along with share ownership guidelines.

•	Our compensation strategy should have limited emphasis upon perquisites and other personal benefits.

Executive Compensation Consultant

As permitted in its charter, the HR Committee has retained the worldwide consulting firm of Towers Perrin to serve as its independent compensation advisor, which is directly accountable to the committee for the performance of its consulting services. The committee entered into a written agreement with Towers Perrin to act as its executive compensation advisor and directed Towers Perrin to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Specifically, the HR Committee instructed Towers Perrin to prepare reports and analyses on such matters as the (i) identification of proxy peer group companies, (ii) assessment of competitive compensation for non-employee directors, (iii) review of base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices for executive compensation and (iv) discussion of emerging issues and trends in executive compensation.

A senior consultant from Towers Perrin generally attends all HR Committee meetings, which occurred six times in fiscal 2009. In its role as advisor to the committee, Towers Perrin annually presents reports to the committee on the executive compensation matters discussed above, including benchmarking compensation compared to companies in our proxy peer group and industry, a critique of our incentive compensation plans and recommendations on the establishment of target opportunities for participants in the plans. Towers Perrin also provides to the committee assistance with and guidance regarding performance measures and principles under our incentive compensation plans, as well as advice regarding rules, regulations and developments relating to executive compensation.

Management’s Role in Setting Executive Compensation

The HR Committee and our chairman and chief executive officer, Robert W. Best, met with representatives of Towers Perrin to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Best meet with representatives of Towers Perrin regarding his compensation. The only other executive officer of the Company who regularly works with Towers Perrin is the senior vice president, human resources. For fiscal 2009, Mr. Best recommended to the committee compensation for Messrs. Cocklin, Meisenheimer, Johnson and Gregory, while Towers Perrin provided to the committee general guidance and competitive compensation data for Mr. Best.

Based upon competitive compensation data, the HR Committee established the compensation levels for Mr. Best. Mr. Best may be present during a portion of the committee’s meetings on executive compensation. However, Mr. Best and any other members of management in attendance at committee meetings are excused when Mr. Best’s compensation is discussed and decisions regarding his compensation are reached by the committee. Messrs. Cocklin, Meisenheimer, Johnson and Gregory attend the committee’s meetings except when compensation of the executive officers is discussed. All decisions by the committee concerning executive compensation levels to be paid to the CEO and named executive officers are subject to approval by the Board.

Competitive Compensation Benchmarking

We operate in a competitive environment for talented executives. Towers Perrin, in its role as the independent compensation consultant to the HR Committee, provided a comprehensive review of the compensation program elements and pay levels for companies with similar business content and of comparable size as measured by financial measures and market capitalization. The competitive compensation benchmarking included assessments of all elements of compensation for the named executive officers, as well as the compensation program for the non-employee directors serving on the Board.

The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by 12 public companies with significant natural gas distribution operations (the “proxy peer group”). This set of proxy peer group companies was also used to benchmark annual share utilization data, stock overhang and market capitalization data for long-term incentive compensation analysis. The companies in the proxy peer group were selected because they represent those companies considered by the committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group are selected annually by the committee, after its review of the recommendation of Towers Perrin. The companies in the proxy peer group selected for the 2009 fiscal year are as follows:

AGL Resources Inc.	Nicor, Inc.
CenterPoint Energy Resources Corporation	NiSource, Inc.
CMS Energy Corporation	ONEOK Inc.
EQT Corporation	Piedmont Natural Gas Company, Inc.
Integrys Energy Group, Inc.	Vectren Corporation
National Fuel Gas Corporation	WGL Holdings, Inc.

In order to supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered executive compensation benchmarking data from the latest Towers Perrin Energy Services Executive Compensation Database (“energy services industry database”). The companies in this database constitute a more diverse set of companies, including companies in the gas, nuclear and electric utilities industries. In order to adjust for size differences, Towers Perrin employed a statistical analysis (single regression analysis) based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from all companies in the Towers Perrin database. The companies in this database are as follows:

AEI Services

AGL Resources Inc.

Allegheny Energy

Allete

Alliant Energy

Ameren

American Electric Power

Areva NP

ATC Management

Atmos Energy

Avista

BG US Services

Black Hills Power and Light

California Independent System

    Operator

Calpine

CenterPoint Energy

Cleco

CMS Energy

Colorado Springs Utilities

Consolidated Edison

Constellation Energy

CPS Energy

DCP Midstream

Dominion Resources

DPL

Duke Energy

Dynegy

E.ON U.S.

Edison International

El Paso

Electric Power Research Institute

Enbridge Energy

Energen

Energy Future Holdings

Energy Northwest

Entergy

EPCO

ERCOT

Exelon

First Energy

FPL Group

Garland Power & Light

GDF SUEZ Energy North America

Hawaiian Electric

IDACORP

Integrys Energy Group

ISO New England

Knight

Lower Colorado River Authority

MDU Resources

MGE Energy

Midwest Independent Transmission

    System Operator

Mirant

New York Independent System     Operator

New York Power Authority

Nicor

Northeast Utilities

NorthWestern Energy

NRG Energy

NSTAR

NV Energy

NW Natural

OGE Energy

Oglethorpe Power

Omaha Public Power

Otter Tail

Pacific Gas & Electric

Pepco Holdings

Pinnacle West Capital

PJM Interconnection

PNM Resources

Portland General Electric

PPL

Progress Energy

Public Service Enterprise

    Group

Puget Energy

Regency Energy Partners LP

Reliant Energy

Salt River Project

SCANA

Sempra Energy

Southern Company Services

Southern Union Company

Southwest Power Pool

Spectra Energy

STP Nuclear Operating

TECO Energy

Tennessee Valley Authority

TransCanada

UIL Holdings

Unisource Energy

Unitil

Westar Energy

Westinghouse Electric

Williams Companies

Wisconsin Energy

Wolf Creek Nuclear

Xcel Energy

As another source of information to assist in its executive compensation level deliberations, the HR Committee also considered and reviewed proprietary executive compensation information found in the latest Towers Perrin General Industry Executive Compensation Database, comprised of general industry compensation data gathered by Towers Perrin from over 750 participant companies. Using primarily the proxy peer group compensation analysis, along with the data from the energy services industry database, the total targeted level of compensation for each named executive officer that represented the 50th percentile level for each position was determined. A named executive officer’s base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (base salary plus annual bonus plus annualized long-term incentive compensation) were considered competitive if his targeted level of compensation (for each element as well as total compensation) fell within +/– 15 percent of the 50th percentile competitive benchmark amount. The targeted level of compensation of each of our named executive officers fell within such range.

Elements of Executive Compensation

The following discussion contains a description of the various elements of executive compensation that we have provided to our named executive officers, as well as an analysis of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation paid to our named executive officers. Positions are compared on the basis of job content to similar positions in companies in the proxy peer group and the energy services industry database. Salary ranges are reviewed on an annual basis and proposed salary ranges are reviewed and considered by the HR Committee in October of each year. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of such comparable companies. Our chief executive officer provided the committee with an oral presentation discussing his individual performance and contributions, along with a performance evaluation of each named executive officer that reflected individual goals and areas of accountability. Each named executive officer’s final base salary for calendar year 2009 was established by the committee after considering the competitive benchmarking data for each position as discussed above, the committee’s subjective evaluation of the performance of each named executive officer, the Company’s overall salary increase budget and related salary increase guidelines established by the Company as well as current economic conditions. Generally, the base salary for each named executive officer, as finally determined by the committee for 2009, was established at or near the salary range midpoint for his pay grade, based upon the factors discussed above. The committee believes that the base salaries as finally determined for each of the named executive officers are appropriate and competitive with salaries offered for similar positions by companies in our proxy peer group and the energy services industry database and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to provide our named executive officers with a financial incentive to maximize the Company’s financial performance each year. Through our Annual Incentive Plan for Management (“Incentive Plan”), we provide our named executive officers, along with other officers, division presidents and other key management employees, an opportunity to earn an annual bonus based upon the Company’s actual financial performance each year. The Incentive Plan, which has been designed to comply with Section 162(m) of the Internal Revenue Code, is based on our ability to achieve a target level of earnings per share (“EPS”) each year. The EPS performance measurement is the lynchpin of both our annual and long-term compensation programs. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, as it reflects the growth of both our regulated and nonregulated operations. EPS is also one of the most well-known measurements of overall financial performance, which is commonly used by financial analysts as well as the investing public. The committee believes that utilization of this measurement as the basis for our incentive compensation programs aligns the interests of the participants in the Incentive Plan and the LTIP, including our named executive officers, with the interests of our shareholders.

For fiscal 2009, the HR Committee utilized competitive compensation benchmarking data, as discussed above, to establish an annual target opportunity expressed as a percentage of base salary for each participant in the Incentive Plan. The committee has historically used varying percentages for annual target bonus opportunities for all our officers, based on each officer’s particular pay grade, which range from Grades 10-13 for our named executive officers. Our pay grades are based on both competitive market data as well as the job content and responsibility of each officer position and the potential impact that each officer could have on the operations and financial performance of the Company. The target bonus opportunities for each officer are reviewed each year and benchmarked against the 50th percentile as described above.

The Incentive Plan targets for fiscal 2009 for each of the named executive officers were as follows:

Name	Fiscal Year 2009 Incentive Plan Target as % of Base Salary
Robert W. Best	80
Kim R. Cocklin	65
Fred E. Meisenheimer	55
Mark H. Johnson	55
Louis P. Gregory	45

At its meeting in October 2008, the HR Committee established the threshold, target and maximum performance levels of EPS presented below, upon which the Incentive Plan’s awards would be based for fiscal 2009. The target EPS goal was based on our annual business plan and budget and took into account such factors in our regulated operations as the allowed rate of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in the annual business planning process. The target EPS goal also took into account earnings expected from our nonregulated operations, including earnings from the provision of natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers as well as the provision of natural gas transportation and storage services to certain of our natural gas distribution divisions and third parties.

The Company’s target level of EPS was $2.10 for fiscal 2009 and the HR Committee adopted this level as the target goal. A threshold level of performance was established at an EPS amount of $1.86. If we had earned an EPS that was less than $1.86, no awards would have been paid to any participant under the Incentive Plan. If we had earned an EPS amount of $1.86 for fiscal 2009, participants in the Incentive Plan would have earned an award equal to 50 percent of their expressed target award (as a specified percentage of base salary). The maximum payout opportunity under the Incentive Plan would have resulted in our named executive officers receiving an award equal to 200 percent of their target award, or a total of 90 to 160 percent of their respective base salaries, depending on each officer’s pay grade. To achieve a maximum award under the Incentive Plan, we would have had to earn an equivalent of $2.35 in EPS. For our actual performance level attainment, which fell slightly below the target goal, straight-line interpolation was used to calculate the level of the awards.

For fiscal 2009, we earned an EPS of $2.08. This performance attainment resulted in the named executive officers receiving awards equal to 96 percent of their respective target awards. Mr. Reddy was not eligible to receive an award for fiscal 2009 since he was not a participant for at least six months of fiscal 2009, having retired from the Company on December 31, 2008. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2009, the committee did not use its discretion to make negative adjustments to any awards for any participant in the Incentive Plan, including the named executive officers. However, the committee did decide to place a limit under certain conditions on the amount of earned awards for all members of the Management Committee, which is comprised of all our executive officers, beginning in fiscal 2010. If the “Total Shareholder Return” (total of increase in price of share of Company common stock and cumulative amount of dividends paid) during the fiscal year is negative, the earned award for each such officer for such fiscal year will be limited to the amount earned at the target level of performance.

For each of the last three fiscal years prior to fiscal 2009, we exceeded our target level of performance based on EPS, with the payouts to participants averaging 115 percent of their target awards each year. Our EPS target levels under the plan have historically increased between 4-6 percent each year and typically have been within the range of announced EPS guidance provided to the public in October or November of each year. The following table is a summary of the performance targets and actual performance attainment for the Incentive Plan for fiscal 2009:

Performances	Company EPS Performance	Percent (%) of Target Award Earned
Below Threshold	Less than $1.86	No award
Threshold	$1.86	50
Actual EPS Earned	$2.08	96
Target	$2.10	100
Maximum	$2.35	200

Long–Term Incentive Compensation.    From fiscal 2004 through fiscal 2008, we used time-lapse shares of restricted stock with a three-year vesting period and performance-based restricted stock units that are subject to a three-year performance criteria expressed as a cumulative EPS target amount, as our two forms of long-term incentive compensation. In May 2009, the Board awarded grants that were structured with approximately 50 percent of the targeted long-term value in the form of time-lapse restricted stock units (as distinct from shares) with the remaining 50 percent in the form of performance-based restricted stock units. The Board decided to grant time-lapse restricted stock units (as distinct from shares) primarily because their terms are more aligned with the terms of the performance-based restricted stock units. Typically, the value of the long-term compensation that the Board grants ranges from 80 percent to 150 percent of each named executive officer’s midpoint of their respective salary ranges. All such grants in fiscal 2009 fell within that range for all named executive officers. We based the actual number and value of awards granted on the competitive compensation benchmarking of grants made by the companies in our proxy peer group and the energy services industry database, as discussed above.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse restricted stock units promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The committee also believes that the grants of performance-based restricted stock units, as measured by cumulative EPS over a three-year performance period, provide a balanced approach to long-term compensation by providing more incentive-based opportunities to our named executive officers to reward them based on improved financial performance of the Company. This approach should also better align the interests of our named executive officers with those of our shareholders through promoting improved financial performance of the Company along with increased share ownership.

With respect to the Company’s actual performance during the three-year performance cycle ended September 30, 2009, for the grants of performance-based restricted stock units awarded in May 2007 for the fiscal 2007-2009 performance period, the Company achieved a cumulative EPS amount of $6.00, compared to the cumulative EPS target amount of $5.93. Since the performance level attained was between target and maximum, straight-line interpolation was used to compute the actual number of performance-based restricted stock units earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based restricted stock units equal to 117 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2009.

The Board also awarded grants of new performance-based restricted stock units in May 2009 for the fiscal 2009-2011 performance period. The following table sets forth the three-year performance criteria for fiscal 2009-2011:

Performance-Based Restricted Stock Units Grants in May 2009

Fiscal Years 2009-2011 Cumulative EPS Targets

	Below Threshold	Threshold	Target	Maximum
Three-Year Cumulative EPS	<$6.40	$6.40	$6.63	$6.86
Percent of Award Earned	None	50%	100%	150%

Retirement Benefits.    Our Pension Account Plan (“PAP”) serves as the foundation of retirement benefits for our named executive officers. It is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the Summary Compensation Table beginning on page 34 would be considered eligible compensation in determining benefits.

Our named executive officers (as well as almost all of our other officers, division presidents and other employees designated by the Board) also participate in one of two supplemental retirement plans, which provide retirement benefits (as well as supplemental disability and death benefits). A participant in either supplemental plan who has been a participant for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, which will be generally equal to the sum of the amount of the participant’s last annual base salary and the amount of his or her last award under the Incentive Plan (75 percent of compensation in the case of Mr. Best), subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62. The HR Committee believes that these retirement benefits at the amounts provided are an important component of the total compensation and benefits that we provide under our Total Rewards strategy and are critical in ensuring that our overall executive compensation package remains competitive with packages offered by other major public companies in our industry. See the discussion below under “Retirement Plans” beginning on page 41 for more information on our retirement benefits.

During the most recently completed fiscal year, the HR Committee worked with its independent advisor, Towers Perrin, to complete a review of the Company’s overall approach to executive benefits and perquisites to ensure that the Company’s current benefits and perquisites policies and practices are aligned with competitive market practices. As a part of that review, Towers Perrin recommended that the Company carefully review its policy regarding supplemental executive retirement plan (SERP) arrangements. The HR Committee, working with Towers Perrin, decided to develop and implement a new SERP design for any new officers, division presidents or other employees selected for participation in the SERP arrangement on a prospective basis beginning on August 5, 2009. Only those executives who are currently members of the Management Committee, individuals who may be selected in the future to serve on the Management Committee and executives who were active SERP participants as of August 5, 2009 will continue to participate in the current SERP arrangement until their respective retirement dates. The current SERP arrangement is a 60 percent of covered compensation defined benefit arrangement in which benefits from the PAP are an offset to the SERP benefit. The new SERP arrangement for new participants in the Company’s executive retirement program is a modified defined benefit approach in which the Company will contribute to a notional account for each participant, an amount equal to ten percent of each participant’s base salary and bonus following the participant’s completion of a plan year of service. Other provisions of the plan mirror that of the Company’s underlying qualified plan, the PAP. As of September 30, 2009, only one employee had been selected for participation in the new SERP arrangement; none of the named executive officers identified herein are participants in this new supplemental arrangement.

In addition to the introduction of a new SERP arrangement for selected executives on a prospective basis, the HR Committee also made substantive changes to the Company’s cost sharing arrangement for the organization’s retiree medical program going forward. Currently, the Company’s retiree medical plan is a cost-shared benefit by which the Company contributes approximately 80 percent of claims and administrative costs and participants contribute approximately 20 percent. In order to control the growth of the Company’s retiree medical liability, the contribution rates for participants beginning on January 1, 2015 will be determined on a new cost-sharing basis by which the Company will limit its contribution to a three percent cost increase in claims and administration each year. If medical costs covered by the plan increase more than three percent annually, participants will be responsible for a greater share of the cost. Company employees who meet the eligibility requirements to participate in the retiree medical plan as of September 30, 2009 (i.e., completed 10 years of credited service after age 45) will be considered grandfathered and not subject to such increases.

Change in Control Benefits.    We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below under “Change in Control Severance Agreements” beginning on page 44). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under our PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under our RSP. If such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code, the officer now will have the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payments under the agreements, the participant may elect to have the Company pay the full severance amount, thereby leaving the participant responsible for personally paying the excise tax penalties imposed for “excess parachute payments.” The Board and the HR Committee modified the severance agreements for each of the named executive officers during the past fiscal year to this “best-net” approach so that the Company would no longer be liable for the tax gross-up payments on behalf of those individuals whose severance payments would have triggered excise tax penalties.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, along with other officers and division presidents, which are voluntary and are intended to be achieved by each such executive over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our executives with those of our shareholders and monitors compliance with the ownership guidelines each year. The chief executive officer has a guideline to reach a share ownership position of five times his base salary, with each of the remaining named executive officers having a share ownership guideline to reach a share ownership position of 2.5 times base salary. The share ownership positions include shares of unvested time-lapse restricted stock and time-lapse restricted stock units but do not include stock options or unvested performance-based restricted stock units. In addition, any shares that an executive officer may own subject to a market put or call option are excluded for purposes of determining compliance with our share ownership guidelines. We do not have a formal policy prohibiting transactions in which an executive officer may hedge his economic risk of owning shares of our common stock or in which such officer may pledge or create a security interest in our common stock. However, each executive officer must obtain prior clearance from our Corporate Secretary or General Counsel for all transactions involving our common stock, prior to engaging in such transactions, including any hedging or pledging transaction, in order to ensure compliance with applicable laws. Each of the named executive officers has achieved his individual ownership objective.

Compensation Strategy for Atmos Energy Holdings

The Company has a wholly-owned subsidiary named Atmos Energy Holdings, Inc. (AEH), which is engaged in the energy services marketing and trading sector. AEH has a compensation strategy that is aligned with the industry dynamics of energy marketing and trading. The HR Committee directed top management to undertake a comprehensive review of AEH’s compensation program during the most recently completed fiscal year. As a result of the review, certain changes were made to the overall approach to the incentive compensation plan design, level of participation and performance targeting for selected AEH personnel. The most prominent change to the program is the establishment of a separate incentive pool arrangement which will cover only the front-office marketing and trading personnel, which will be tied to a predetermined AEH net income target. All other AEH personnel, including both mid-office and back-office personnel, will participate in a goal-based incentive plan with incentive target opportunities comparable to the opportunities available to Company employees located in other segments of the Company’s organization. These changes to the AEH compensation strategy were approved by the HR Committee in fiscal 2009 and will become effective in fiscal 2010. None of the named executive officers cited in this report, including the top executive of the AEH subsidiary, participate in the separate AEH incentive arrangements but instead participate in the Company’s overall executive compensation program as previously discussed herein.

Additional Information

The compensation of our chief executive officer, Mr. Best, is higher than that of any of our other named executive officers, primarily in recognition of his level of responsibility and the competitive market data for chief executive officers of comparably-sized companies in our proxy peer group and the energy services industry database. However, Mr. Best, as the chief executive officer, participates in all the same compensation plans as the other officers and division presidents and is subject to the same performance measurement determinations under the incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our officers and division presidents. We also do not have a policy under which the annual levels of compensation, and the grant of both Incentive Plan and LTIP awards, are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, the establishment of target opportunities in incentive compensation is based solely upon competitive market conditions and the other factors discussed above.

FISCAL YEAR 2009 REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation programs. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chairman

Travis W. Bain II

Richard W. Douglas

Ruben E. Esquivel

Thomas J. Garland

Robert C. Grable

Phillip E. Nichol

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, Principal Financial Officer, former Principal Financial Officer and the other three most highly compensated executive officers serving as such on September 30, 2009.

Summary Compensation Table for Fiscal Year 2009(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best Chairman of the Board and Chief Executive Officer	2009 2008 2007	848,844 820,354 790,262	2,021,967 2,544,991 2,299,801	657,000 835,200 698,200	3,549,649 819,121 2,960,142	202,323 212,634 77,865	7,279,783 5,232,300 6,826,270
Kim R. Cocklin President and Chief Operating Officer	2009 2008 2007	537,328 398,000 384,591	1,747,716 742,891 1,251,693	337,000 278,600 232,900	705,159 345,303 342,657	202,833 114,067 147,079	3,530,036 1,878,861 2,358,920
Fred E. Meisenheimer(f) Senior Vice President and Chief Financial Officer	2009 2008 2007	309,522 — —	225,110 — —	184,500 — —	1,334,277 — —	46,064 — —	2,099,473 — —
John P. Reddy(g) Former Senior Vice President and Chief Financial Officer	2009 2008 2007	117,299 413,920 399,470	621,831 859,787 804,897	— 289,700 242,200	43,610 406,365 629,884	3,990,533 111,531 49,462	4,773,273 2,081,303 2,125,913
Mark H. Johnson(h) Senior Vice President, Nonregulated Operations	2009 2008 2007	371,726 349,000 303,970	645,370 636,348 306,239	197,800 251,500 187,700	563,578 194,932 176,464	83,182 48,510 19,511	1,861,656 1,480,290 993,884
Louis P. Gregory Senior Vice President and General Counsel	2009 2008 2007	312,006 301,534 291,375	398,223 443,546 402,609	135,900 172,700 144,400	852,591 206,753 253,591	74,959 66,526 31,233	1,773,679 1,191,059 1,123,208

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or options awarded to any named executive officers in fiscal years 2009, 2008 or 2007.

(b)	In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the compensation cost of awards recognized for financial statement purposes for fiscal 2009, 2008 and 2007 under the accounting standard that governs stock-based compensation. The compensation cost reported in this table reflects the fair value of time-lapse restricted stock and time-lapse restricted stock units granted during fiscal 2007-2009 and performance-based restricted stock units granted during fiscal 2007-2009 and excludes any estimate of forfeitures related to service vesting conditions, in accordance with SEC rules. In our financial statements, we use an estimated forfeiture rate of two percent (2%) of each grant (other than special one-time grants). In accordance with the accounting standard that governs stock-based compensation, the fair value of time-lapse-restricted stock, time-lapse restricted stock units and performance-based restricted stock units was determined based on the average of the high and low prices of our common stock on the grant date as reported on the NYSE Consolidated Tape, plus the value of dividend equivalents for performance-based restricted stock units. The costs associated with these stock awards are recognized on a straight-line basis over the requisite service period. The amount for Mr. Cocklin includes the costs attributable to the lapse of restrictions in November 2006, November 2007 and November 2008 on 20,000 shares each of time-lapse restricted stock granted in connection with his appointment as Senior Vice President in June 2006.

(c)

Reflects payments attributable to performance achieved at the level of 96 percent of target EPS in fiscal 2009 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2009 under our Incentive Plan, see “Elements of Executive Compensation” beginning on page 27 above in “Compensation Discussion and Analysis.” Awards under the Incentive Plan are paid in cash. However, participants may make an election prior to the beginning of each fiscal year to convert all or a portion of such award either to bonus stock, with a premium equal to 10 percent of the total amount converted or, beginning in fiscal 2009, to time-lapse restricted stock units, with a premium equal to 50 percent of the amount converted, with such units being awarded under our LTIP. The amounts shown above do not include incentive compensation that was converted through an election by participating named executive officers prior to the beginning of fiscal 2009 to time-lapse restricted stock units, as shown in the table below. Such Incentive Plan payments include a premium of 50 percent of the value associated with the conversion in November 2009 to shares of time-lapse restricted stock units, which will be reflected in the Grants of Plan-Based Awards table for fiscal 2010. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Robert W. Best	657,000	75	492,750	25	246,375	8,472
Kim R. Cocklin	337,000	—	—	100	505,500	17,383
Fred E. Meisenheimer	184,500	—	—	100	276,750	9,517
Mark H. Johnson	197,800	100	197,800	—	—	—
Louis P. Gregory	135,900	—	—	100	203,850	7,010

Mr. Best elected to convert to time-lapse restricted stock units 25 percent of his Incentive Plan payment attributable to fiscal 2009. Accordingly, in November 2009, Mr. Best received 75 percent of his total Incentive Plan payment of $657,000 in cash or $492,750, while he received 25 percent in the form of time-lapse restricted stock units valued at $246,375 (reflecting a 50 percent premium on the remaining $164,250 of his total Incentive Plan payment). Such units were issued on November 10, 2009 at the average of the high and low prices of our common stock that day, as reported on the NYSE Consolidated Tape, of $29.08 per share or 8,472 shares.

Messrs. Cocklin, Meisenheimer and Gregory elected to convert 100 percent of their respective Incentive Plan payments attributable to fiscal 2009 to time-lapse restricted stock units. Accordingly, on November 10, 2009, Mr. Cocklin received time-lapse restricted stock units valued at $505,500 or 17,383 units; Mr. Meisenheimer received time-lapse restricted stock units valued at $276,750 or 9,517 units and Mr. Gregory received time-lapse restricted stock units valued at $203,850 or 7,010 units (with all such grants reflecting a 50 percent premium). Although Mr. Johnson had originally elected to receive 50 percent of his Incentive Plan award in cash, in connection with the settlement agreement discussed below under “Post-Employment Benefits for Mark H. Johnson” beginning on page 49, he received 100 percent of his Incentive Plan award in cash.

(d)	Reflects aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the Pension Benefits for Fiscal Year 2009 table beginning on page 43. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the June 30, 2008 and September 30, 2009 measurement dates for our Pension Account Plan. The substantial increase in pension values for fiscal 2009 over fiscal 2008 is attributable primarily to the following three factors: (a) 15 months of accrual was included in fiscal 2009 due to the measurement date change from June 30 to September 30 in fiscal 2009; (b) substantially lower discount rate of 5.67 percent in fiscal 2009 compared to 6.68 percent in fiscal 2008; and (c) total incentive compensation, upon which a large portion of each pension value is based, increased substantially in fiscal 2009.

(e)	The components of “All Other Compensation” are reflected in the table below.

(f)	Effective February 4, 2009, Mr. Meisenheimer was appointed Senior Vice President and Chief Financial Officer of the Company. Accordingly, no compensation information is presented for Mr. Meisenheimer in fiscal 2008 or 2007.

(g)	Mr. Reddy retired as Senior Vice President and Chief Financial Officer effective December 31, 2008. Accordingly, he was not eligible to receive incentive compensation for fiscal 2009. For more information on Mr. Reddy’s post-employment benefits, see the discussion below under “Post-Employment Benefits for John P. Reddy” on page 49.

(h)	Mr. Johnson left his position of Senior Vice President, Nonregulated Operations, effective October 31, 2009. For more information on Mr. Johnson’s post-employment benefits, see the discussion below under “Post-Employment Benefits for Mark H. Johnson” beginning on page 49.

All Other Compensation

for Fiscal Year 2009

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company-Paid Term Life Insurance ($)	Dividends/ Dividend Equivalents Paid on Restricted Stock/Unit Awards ($)(a)	Financial Planning ($)(b)	Cost of Living ($)(c)	Perquisites ($)(d)	Unused Vacation ($)(e)	SERP ($)(f)	Total ($)
Robert W. Best	9,662	2,184	184,697	5,780	—	—	—	—	202,323
Kim R. Cocklin	9,662	2,184	159,157	8,455	23,375	—	—	—	202,833
Fred E. Meisenheimer	9,650	2,059	34,355	—	—	—	—	—	46,064
John P. Reddy	2,500	546	42,010	2,250	—	—	49,738	3,893,489	3,990,533
Mark H. Johnson	9,662	2,184	61,586	9,750	—	—	—	—	83,182
Louis P. Gregory	9,662	1,949	62,348	1,000	—	—	—	—	74,959

(a)	Represents dividends paid on unvested time-lapse restricted stock awards or dividend equivalents paid on time-lapse restricted stock units. Dividends are paid on shares of unvested restricted shares of common stock at the same rate as on non-restricted shares of common stock. Dividend equivalents are also paid on unvested time-lapse restricted stock units at the same rate as dividends on non-restricted shares of common stock.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	Represents a cost of living allowance under our employee relocation program in connection with Mr. Cocklin’s relocation to Dallas, Texas in fiscal 2007. All benefits under this program are generally available to all employees with prior approval of management.

(d)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2009.

(e)	Mr. Reddy received payment of $49,738 for his earned but unused paid time off benefits upon his retirement effective December 31, 2008.

(f)	Mr. Reddy received the value of his SERP benefit in a lump sum payment of $3,893,489 upon his retirement effective December 31, 2008.

1998 Long-Term Incentive Plan

To provide our named executive officers, other officers, division presidents and other key management employees with the incentive to achieve our long-term growth and profitability goals, as well as to focus upon the creation of shareholder value, the HR Committee makes recommendations to the Board concerning grants of long-term incentive awards under our LTIP.

For the last several years, the HR Committee has recommended all annual long-term incentive grants at its regularly scheduled March meeting, which are approved by the Board at its regularly scheduled April or May meeting. In addition, when an award is granted in connection with a pre-established performance goal, the committee has approved the performance goal and the related compensation formula within the first 90 days of the fiscal year. Each year, prior to making grants, the committee establishes a target long-term incentive value for the LTIP participants, including the named executive officers. The actual value of grants ultimately received by participants may differ from the intended value or target long-term incentive value granted, depending upon share price performance and any performance considerations imposed upon such awards.

No options have been granted to any participants since fiscal 2003 although they may still be granted under the terms of the LTIP. However, some participants did receive options in fiscal 2004 and 2005 pursuant to their election to convert all or a portion of their incentive compensation received under the Incentive Plan in those years, which election is no longer allowed under the Incentive Plan. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. Since October 1, 2007, under the LTIP, at least 25 percent of the number of shares of common stock acquired through the exercise of any options granted after that date may not be sold or otherwise transferred by the participant for at least one year after the date of exercise.

In the event of termination of service, the options lapse 90 days after said termination, except in the case of retirement, in which case the retiring participant may exercise the options at any time within three years from the date of retirement. In the event of death, the options may be exercised by the personal representative of the optionee at any time within three years from the date of death. As discussed above, under elements of executive compensation, Long-Term Incentive Compensation in our “Compensation Discussion and Analysis” beginning on page 29, from fiscal 2004 through fiscal 2008, we used shares of time-lapse restricted stock and performance-based restricted stock units as our form of long-term incentive compensation. All restrictions lapse on time-lapse restricted stock at the conclusion of the third year following the date of grant, except for any grants that may be made by our Board in connection with the appointment of an officer. Dividends are paid on all time-lapse restricted stock after the date of grant during the period before the restrictions have lapsed at the same rate as other shares. In May 2009, the Board of Directors awarded grants of time-lapse restricted stock units (as distinct from shares) and performance-based restricted stock units. The Board decided to grant time-lapse restricted stock units instead of time-lapse restricted shares of stock (both with three-year cliff vesting) primarily because their terms are more aligned with the terms of the performance-based restricted stock units. Dividend equivalents are paid on the time-lapse restricted stock units at the same time and at the same rate that dividends are paid on time-lapse restricted stock and unrestricted shares of common stock. Once the restrictions have lapsed, the participant will be issued shares by the Company, net of shares withheld for taxes, provided that he or she is an employee of the Company at that time.

Performance-based restricted stock units are subject to a three-year performance criteria expressed as a cumulative EPS target amount. The EPS target is derived from our annual business plan and represents the same EPS target at the time of grant as that used under the Incentive Plan; the EPS targets added to the Incentive Plan’s target EPS for the second and third years have historically represented a growth in EPS of 4-6 percent each year, on average. At the conclusion of the three-year performance period, the total number of performance-based restricted stock units to be issued is determined by a formula with established threshold, target and maximum number of restricted stock units earned, ranging from 0 percent to 150 percent of the value of the performance-based restricted stock units granted, based on the cumulative amount of EPS achieved over the three-year performance period. Although our LTIP provides that cash, shares of our common stock or a combination thereof may be issued to participants in payment for their units, to date, we have always paid participants for their units in the form of shares of our common stock at the end of each three-year performance period. In addition, dividend equivalents are credited to each participant’s account with respect to the performance-based restricted stock units beginning at the date of grant, with the payment of such dividend equivalents in the form of additional shares of stock not occurring until the three-year cumulative EPS performance targets are measured and vesting is completed.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2009.

Grants of Plan-Based Awards for Fiscal Year 2009(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Best
Incentive Plan	10/01/08	339,538	679,075	1,358,150	—	—	—	—		—
Restricted Stock	11/11/08	—	—	—	—	—	—	13,328	(d)	313,200	(d)
Restricted Stock Units	05/05/09	—	—	—	—	—	—	28,000		729,960
PBR Stock Units	05/05/09	—	—	—	14,000	28,000	42,000	—		729,960

Kim R. Cocklin
Incentive Plan	10/01/08	177,318	349,263	698,526	—	—	—	—		—
Restricted Stock	10/01/08	—	—	—	—	—	—	50,000	(e)	1,343,000	(e)
Restricted Stock	11/11/08	—	—	—	—	—	—	17,783	(d)	417,900	(d)
Restricted Stock Units	05/05/09	—	—	—	—	—	—	14,000		364,980
PBR Stock Units	05/05/09	—	—	—	7,000	14,000	21,000	—		364,980

Fred E. Meisenheimer
Incentive Plan	10/01/08	85,119	170,237	340,474	—	—	—	—		—
Restricted Stock	11/11/08	—	—	—	—	—	—	7,672	(d)	180,300	(d)
Restricted Stock Units	05/05/09	—	—	—	—	—	—	9,000		234,630
PBR Stock Units	05/05/09	—	—	—	4,500	9,000	13,500	—		234,630

John P. Reddy
Incentive Plan(f)	10/01/08	116,978	229,778	459,556	—	—	—	—		—
Restricted Stock	11/11/08	—	—	—	—	—	—	18,491	(d)	434,550	(d)

Mark H. Johnson
Incentive Plan	10/01/08	102,225	204,449	408,899	—	—	—	—		—
Restricted Stock(g)	11/11/08	—	—	—	—	—	—	8,027	(d)	188,625	(d)
Restricted Stock Units(g)	05/05/09	—	—	—	—	—	—	9,000		234,630
PBR Stock Units(h)	05/05/09	—	—	—	4,500	9,000	13,500	—		234,630

Louis P. Gregory
Incentive Plan	10/01/08	70,201	140,403	280,805	—	—	—	—		—
Restricted Stock	11/11/08	—	—	—	—	—	—	11,023	(d)	259,050	(d)
Restricted Stock Units	05/05/09	—	—	—	—	—	—	5,000		130,350
PBR Stock Units	05/05/09	—	—	—	2,500	5,000	7,500	—		130,350

(a)	No options were awarded to any named executive officer in fiscal 2009.

(b)	Reflects estimated payments which could have been made under our Incentive Plan. The plan provides that our officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each officer. The actual amounts earned by the other named executive officers in fiscal 2009 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table beginning on page 34.

(c)	Reflects performance-based restricted stock units (“PBR Stock Units”) granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2008), at which time the holder is entitled to receive a percentage of the performance-based restricted stock units granted, based on our cumulative EPS performance over the period October 1, 2008 to September 30, 2011, payable in shares of our common stock including credited dividend equivalents. The grant date fair value of $26.07, which is the average of the high and low prices of the stock on the date of grant on May 5, 2009, as reported on the NYSE Consolidated Tape, is reflected at the target level of performance.

(d)	Reflects incentive compensation received under the Incentive Plan for fiscal 2008 attributable to conversions to shares of time-lapse restricted stock issued under our LTIP. Such shares were granted at the average of the high and low prices of our common stock of $23.50 on the date of grant on November 11, 2008, as reported on the NYSE Consolidated Tape. The grant date fair value is the value of the shares attributable to the original amount of incentive compensation converted plus the 50 percent value premium received in connection with such conversion.

(e)	Reflects grant of shares of time-lapse restricted stock issued under our LTIP in connection with Mr. Cocklin’s appointment as President and Chief Operating Officer on October 1, 2008. Such shares were granted at the average of the high and low prices of our common stock of $26.86 on October 1, 2008, as reported on the NYSE consolidated tape. A total of 25,000 shares vested on October 1, 2009 with the remaining 25,000 shares vesting on October 1, 2010.

(f)	Mr. Reddy was not eligible to receive an award under the Incentive Plan for fiscal 2009 because he was not a participant in such plan for at least six months of the fiscal year.

(g)	Upon his departure as Senior Vice President, Nonregulated Operations, Mr. Johnson forfeited grants of 17,027 shares of time-lapse restricted stock and time-lapse restricted stock units granted on November 11, 2008 and May 5, 2009.

(h)	Upon his departure as Senior Vice President, Nonregulated Operations, Mr. Johnson forfeited the 9,000 performance-based restricted stock units granted May 5, 2009.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2009.

Outstanding Equity Awards at Fiscal Year-End for 2009(a)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Robert W. Best					110,757	3,121,132	56,000	1,578,080
	50,000		15.65	03/07/2010
	75,000		23.56	03/06/2011
	62,282		21.30	11/06/2011
	100,000		22.68	03/07/2012
	48,310		21.58	11/12/2012
	62,900		21.23	03/11/2013

Kim R. Cocklin	—		—	—	110,563	3,115,665	22,900	645,322

Fred E. Meisenheimer	—		—	—	26,101	735,526	11,200	315,616
John P. Reddy					—	—	—	—
	30,000		23.56	03/06/2011
	40,000	(e)	22.68	12/31/2011
	18,400	(e)	21.23	12/31/2011

Mark H. Johnson(f)	—		—	—	40,313	1,136,020	17,900	504,422

Louis P. Gregory	—		—	—	38,967	1,098,090	9,600	270,528

(a)	There were no securities underlying either unexercised options that were unexercisable or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2009.

(b)	Time-lapse restricted stock and time-lapse restricted stock units vest three years from the date of grant, which is reflected in the table immediately below.

(c)	Market value is based on the closing price of our common stock of $28.18, as reported on the NYSE Consolidated Tape on September 30, 2009.

(d)	See footnote (c) to the Grants of Plan-Based Awards for Fiscal Year 2009 table beginning on page 38 for a discussion of the vesting terms of our performance-based restricted stock units. Based on our projected performance at September 30, 2009, performance units, at the target level of performance, will vest as indicated below in the Performance-Based Restricted Stock Units Vesting Schedule.

(e)	These options will remain exercisable until the expiration of three years after the date of Mr. Reddy’s retirement or December 31, 2011.

(f)	Upon his departure as Senior Vice President, Nonregulated Operations, the Company removed the restrictions on Mr. Johnson’s 15,186 shares of time-lapse restricted stock. Mr. Johnson forfeited the remaining outstanding equity awards of 25,127 shares of time-lapse restricted stock and time-lapse restricted stock units and 17,900 unearned performance-based stock units.

Time-Lapse Restricted Stock and Time-Lapse Restricted Stock Units Vesting Schedule

	10-01-09	11-07-09	05-01-10	10-01-10	11-06-10	04-29-11	11-11-11	05-05-12(a)	Total
Robert W. Best	—	8,001	26,000	—	9,428	26,000	13,328	28,000	110,757
Kim R. Cocklin	25,000	—	8,100	25,000	12,580	8,100	17,783	14,000	110,563
Fred E. Meisenheimer	—	—	2,000	—	5,429	2,000	7,672	9,000	26,101
Mark H. Johnson(b)	—	2,017	8,100	—	5,069	8,100	8,027	9,000	40,313
Louis P. Gregory	—	6,694	4,200	—	7,800	4,250	11,023	5,000	38,967

(a)	Represents time-lapse restricted stock units issued under our LTIP. These units vest three years from the date of grant.

(b)	Upon his departure as Senior Vice President, Nonregulated Operations, the Company removed the restrictions on Mr. Johnson’s 15,186 shares of time-lapse restricted stock. Also at that time, Mr. Johnson forfeited grants of 25,127 shares of time-lapse restricted stock and time-lapse restricted stock units.

Performance-Based Restricted Stock Units Vesting Schedule

	9-30-10	9-30-11	Total
Robert W. Best	28,000	28,000	56,000
Kim R. Cocklin	8,900	14,000	22,900
Fred E. Meisenheimer	2,200	9,000	11,200
Mark H. Johnson(a)	8,900	9,000	17,900
Louis P. Gregory	4,600	5,000	9,600

(a)	Upon his departure as Senior Vice President, Nonregulated Operations, Mr. Johnson forfeited a total of 17,900 performance-based restricted stock units granted on April 29, 2008 and May 5, 2009.

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options and vested stock received by the named executive officers during fiscal 2009.

Option Exercises and Stock Vested for Fiscal Year 2009(a)

Name	Option Awards		Stock Awards(b)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Robert W. Best	—	—	97,955	2,365,469
Kim R. Cocklin	—	—	20,000	490,400
Fred E. Meisenheimer	—	—	7,837	189,141
John P. Reddy	—	—	105,498	2,508,160	(e)
Mark H. Johnson	—	—	18,770	456,519
Louis P. Gregory	9,965	66,125	19,349	465,364

(a)	Options to purchase 50,000 shares for Mr. Best and 20,000 shares for Mr. Reddy expired unexercised on March 2, 2009.

(b)	The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The net shares received and the related net value realized appear in the table immediately below.

(c)	Includes shares received during fiscal 2009 of vested time-lapse restricted stock and performance-based restricted stock units, including shares received as dividend equivalents on performance-based restricted stock units over the three fiscal year performance period.

(d)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock as reported on the NYSE Consolidated Tape on the vesting dates as follows: $23.58 on November 7, 2008; $23.50 on November 11, 2008; $24.52 on November 28, 2008 and $25.86 on May 8, 2009.

(e)	Includes a total of 10,802 shares of time-lapse restricted stock which vested on November 7, 2008 and 15,472 shares attributable to performance-based restricted stock units which vested on November 11, 2008, prior to Mr. Reddy’s retirement on December 31, 2008. Upon his retirement, the Company removed the restrictions on Mr. Reddy’s 67,952 shares of time-lapse restricted stock awards on January 1, 2009. The market value of the shares received was based on the average of the high and low prices of our common stock as reported on the NYSE Consolidated Tape of $23.58 on December 31, 2008. The Company also issued Mr. Reddy a total of 11,272 shares attributable to performance-based restricted stock unit awards on July 1, 2009 after adjustments for proration and cumulative dividends. The market value of the shares received was based on the average of the high and low prices of our common stock as reported on the NYSE Consolidated Tape of $25.51 on July 1, 2009. See “Post-Employment Benefits for John P. Reddy” on page 49.

Name	Net Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Robert W. Best	63,550	1,536,864
Kim R. Cocklin	14,110	345,977
Fred E. Meisenheimer	4,980	120,190
John P. Reddy	69,777	1,659,131
Mark H. Johnson	11,929	290,134
Louis P. Gregory	12,296	295,732

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers substantially all of our employees (other than employees of Atmos Energy Holdings, Inc.), including all named executive officers. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. A vested participant receives the monthly retirement benefit at normal retirement age under the retirement plan, unless an early retirement benefit is elected, in which case the retirement benefit may be actuarially reduced for early commencement. Participants retiring on or after age 65 receive 100 percent of their accrued monthly benefit, which may be reduced depending on the optional form of payment elected at retirement. Benefits payable under our retirement plan are not offset by social security benefits. Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under our retirement plan for 2009 cannot exceed $245,000.

The earnings utilized in the PAP includes W-2 earnings, 401(k) deferrals and Internal Revenue Code Section 125 (“cafeteria plan”) reductions, while it excludes all incentive pay and expense reimbursements. All participants are fully vested in their account balances after three years of eligible service and may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the Summary Compensation Table beginning on page 34 would be considered eligible compensation in determining benefits.

Supplemental Plans.    Mr. Best also participates in the Company’s Supplemental Executive Benefits Plan (“SEBP”), while Messrs. Cocklin, Meisenheimer, Johnson and Gregory participate in the Company’s Supplemental Executive Retirement Plan, formerly known as the Performance-Based Supplemental Executive Benefits Plan (“SERP”), (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to all officers, division presidents and other employees, all as approved by the Board. For any participant in the SERP prior to November 2008, the SERP provides that an officer or division president (or any other employee selected by the Board) who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62. Mr. Best is entitled to 75 percent of his compensation under the SEBP. The Board amended the SERP to provide that any participant who begins participation in the SERP beginning in November 2008 must have participated in the SERP for at least three years and attained age 55 to receive the same benefits.

The Supplemental Plans cover compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of fiscal 2009 for each of the named executive officers listed in the Summary Compensation Table is as follows: Robert W. Best, $1,587,113; Kim R. Cocklin, $878,080; Fred E. Meisenheimer, $534,500; Mark H. Johnson, $587,356 and Louis P. Gregory, $465,996. Each of such named executive officers has the following approximate number of years of credited service under the retirement plans: Mr. Best, 12 years; Mr. Cocklin, three years; Mr. Meisenheimer, nine years; Mr. Johnson, four years and Mr. Gregory, nine years.

Each of the named executive officers has also entered into a Participation Agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause”; (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), if (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control,” if and when the transaction were consummated or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The Participation Agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Pension Benefits for Fiscal Year 2009

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our PAP and Supplemental Plans, along with the total amount of payments made during fiscal 2009. See the discussion under Pension Account Plan beginning on page 41 and Supplemental Plans beginning on page 42 for more information on these plans. We used the following assumptions in calculating the present value of accumulated benefits for the PAP and Supplemental Plans:

• Retirement age:

(a) 65 for the PAP (62 for Mr. Best, since he was a participant in the Company’s retirement plan in 1998 at the time of the adoption of the PAP and thus is eligible for “grandfathered benefits”)

(b) 62 for the SEBP and the SERP

• Discount Rate:	5.67 percent
• Postretirement mortality:	Use of the applicable mortality table for 2009, as defined in Internal Revenue Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert W. Best(a)	Pension Account Plan	12.50	455,608	0
	Supplemental Executive Benefits Plan	12.50	15,758,982	0

Kim R. Cocklin(b)	Pension Account Plan	3.33	37,847	0
	Supplemental Executive Retirement Plan	3.33	1,355,271	0

Fred E. Meisenheimer(c)	Pension Account Plan	9.17	157,387	0
	Supplemental Executive Retirement Plan	9.17	2,845,959	0

John P. Reddy(d)	Pension Account Plan	—	—	154,109
	Supplemental Executive Retirement Plan	—	—	3,893,489

Mark H. Johnson(e)	Pension Account Plan	4.00	50,077	0
	Supplemental Executive Retirement Plan	4.00	977,109	0

Louis P. Gregory(f)	Pension Account Plan	9.00	119,654	0
	Supplemental Executive Retirement Plan	9.00	2,089,229	0

(a)	Mr. Best is currently eligible for retirement in each plan.

(b)	Mr. Cocklin is eligible for early retirement with a reduced benefit under both the PAP and the SERP.

(c)	Mr. Meisenheimer is currently eligible for retirement in each plan with a reduced benefit under the SERP.

(d)	Mr. Reddy retired from the Company effective December 31, 2008. Upon his retirement, he received SERP benefits in the amount of $3,893,489.

(e)	Mr. Johnson left his position as Senior Vice President, Nonregulated Operations with the Company effective October 31, 2009.

(f)	Mr. Gregory will be eligible for early retirement with a reduced benefit under both the PAP and the SERP when he has attained age 55 in September 2010.

Change in Control Severance Agreements

We have entered into severance agreements with each of the current named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death, or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. If such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code, for which the officer is responsible for paying, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•

on the date any person acquires ownership of stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our stock;

•	on the date that a person acquires or has acquired over a 12-month period ownership of our stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires at least 40 percent of the total gross fair market value of our assets over a 12-month period immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed his duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4) of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment. Such amounts include:

•	amount of accrued but unpaid salary;

•	amounts contributed under, or otherwise vested in our RSP;

•	amounts accrued and vested through our PAP and Supplemental Plans; and

•	amounts attributable to the exercise of rights with respect to each outstanding and vested stock option granted under our LTIP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will:

•

be entitled to receive a portion, based on the value at the target level, of each outstanding performance-based restricted stock unit granted under our LTIP, depending on the number of months completed of the three-year performance period;

•	be entitled to receive each share of outstanding time-lapse restricted stock granted under our LTIP;

•	be entitled to receive shares of stock equal to the number of time-lapse restricted stock units granted under our LTIP;

•	if eligible, continue to receive health and welfare benefits for himself and his dependents, as applicable; and

•	if eligible, continue to receive life insurance benefits until death.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings, “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer or designated beneficiary will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements” beginning on page 44, we have also entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment equal to (i) 2.5 times such executive officer’s total compensation, as such term is defined in the agreements and (ii) an amount actuarially equivalent to three years of additional credits under the PAP and three years of matching contributions under the RSP, subject to certain conditions and adjustments, as described above.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment following a change in control. The amounts shown below assume that such termination was effective as of September 30, 2009 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. Although no information is presented below for Mr. Reddy since he retired from the Company on December 31, 2008, information about the actual benefits paid to Mr. Reddy is discussed below in “Post-Employment Benefits for John P. Reddy” on page 49. In addition, information about the actual benefits paid to Mr. Johnson in connection with his departure from the Company on October 31, 2009 is discussed below in “Post-Employment Benefits for Mark H. Johnson” beginning on page 49.

In addition to the amounts set forth in the following tables, in the event of his termination of employment for any reason, Mr. Best would receive a total of $2,707,501 in exercisable options which had been earned as of September 30, 2009.

Robert W. Best	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	3,978,033
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	3,121,132	3,121,132	3,121,132	1,897,303	3,121,132
Performance-Based Restricted Stock Units	856,616	856,616	856,616	856,616	856,616
Unexercisable Options	—	—	—	—	—
Total	3,977,748	3,977,748	3,977,748	2,753,919	3,977,748
Retirement Benefits
Pension Account Plan	460,370	456,944	460,370	460,370	520,136
Supplemental Executive Benefits Plan	13,068,423	12,217,701	13,018,747	13,018,747	13,018,747
Retirement Savings Plan	1,408,579	1,408,579	1,408,579	1,408,579	1,434,935
Total	14,937,372	14,083,224	14,887,696	14,887,696	14,973,818
Other Benefits
Health & Welfare	—	—	—	—	23,092
Tax Gross-Ups	—	—	—	—	—
Total	—	—	—	—	23,092
Total	18,915,120	18,060,972	18,865,444	17,641,615	22,952,691

Kim R. Cocklin	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	2,195,200
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	3,115,665	3,115,665	3,115,665	2,532,903	3,115,665
Performance-Based Restricted Stock Units	322,731	322,731	322,731	322,731	322,731
Unexercisable Options	—	—	—	—	—
Total	3,438,396	3,438,396	3,438,396	2,855,634	3,438,396
Retirement Benefits
Pension Account Plan	39,638	154,286	39,638	39,638	90,234
Supplemental Executive Retirement Plan	6,431,705	2,816,497	1,614,750	1,614,750	5,490,330
Retirement Savings Plan	83,674	83,674	83,674	83,674	110,030
Total	6,555,017	3,054,457	1,738,062	1,738,062	5,690,594
Other Benefits
Health & Welfare	—	—	—	—	23,089
Tax Gross-Ups	—	—	—	—	—
Total	—	—	—	—	23,089
Total	9,993,413	6,492,853	5,176,458	4,593,696	11,347,279

Fred E. Meisenheimer	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,336,250
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	735,526	735,526	735,526	526,177	735,526
Performance-Based Restricted Stock Units	134,571	134,571	134,571	134,571	134,571
Unexercisable Options	—	—	—	—	—
Total	870,097	870,097	870,097	660,748	870,097
Retirement Benefits
Pension Account Plan	157,364	157,364	157,364	157,364	217,130
Supplemental Executive Retirement Plan	3,169,080	2,519,247	2,519,247	2,519,247	2,760,387
Retirement Savings Plan	177,949	177,949	177,949	177,949	204,305
Total	3,504,393	2,854,560	2,854,560	2,854,560	3,181,822
Other Benefits
Health & Welfare	—	—	—	—	23,085
Tax Gross-Ups	—	—	—	—	—
Total	—	—	—	—	23,085
Total	4,374,490	3,724,657	3,724,657	3,515,308	5,411,254

Mark H. Johnson	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,469,056
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	1,136,020	1,136,020	1,136,020	708,079	1,136,020
Performance-Based Restricted Stock Units	273,271	273,271	273,271	273,271	273,271
Unexercisable Options	—	—	—	—	—
Total	1,409,291	1,409,291	1,409,291	981,350	1,409,291
Retirement Benefits
Pension Account Plan	56,655	268,019	56,655	56,655	103,031
Supplemental Executive Retirement Plan	5,539,772	2,900,218	620,590	620,590	2,968,057
Retirement Savings Plan	95,602	95,602	95,602	95,602	121,958
Total	5,692,029	3,263,839	772,847	772,847	3,193,046
Other Benefits
Health & Welfare	—	—	—	—	28,313
Tax Gross-Ups	—	—	—	—	—
Total	—	—	—	—	28,313
Total	7,101,320	4,673,130	2,182,138	1,754,197	6,099,706

Louis P. Gregory	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination Without Cause ($)	Termination Upon a Change in Control ($)
Cash Severance	—	—	—	—	1,168,407
Equity
Time-Lapse Restricted Stock/Restricted Stock Units	1,098,090	1,098,090	1,098,090	571,293	1,098,090
Performance-Based Restricted Stock Units	144,687	144,687	144,687	144,687	144,687
Unexercisable Options	—	—	—	—	—
Total	1,242,777	1,242,777	1,242,777	715,980	1,242,777
Retirement Benefits
Pension Account Plan	130,592	298,065	130,592	130,592	185,646
Supplemental Executive Retirement Plan	4,127,875	2,407,140	1,439,885	1,439,885	3,040,034
Retirement Savings Plan	313,586	313,586	313,586	313,586	339,942
Total	4,572,053	3,018,791	1,884,063	1,884,063	3,565,622
Other Benefits
Health & Welfare	—	—	—	—	28,354
Tax Gross-Ups	—	—	—	—	—
Total	—	—	—	—	28,354
Total	5,814,830	4,261,568	3,126,840	2,600,043	6,005,160

Post-Employment Benefits for John P. Reddy

The table below shows the benefits that Mr. Reddy received from the Company during fiscal 2009 in connection with his retirement from the Company on December 31, 2008. It does not include benefits that are or were payable under compensation arrangements that are available to salaried employees generally and that do not discriminate in favor of executives.

Payment for benefits under SERP	$3,893,489
Fair market value of 67,952 shares of time-lapse restricted stock upon which vesting was accelerated	1,602,308	(a)
Fair market value of 11,272 shares issued for performance-based restricted stock units	287,549	(b)

Total	$5,783,346	(c)

(a)	Fair market value was $23.58, the average of the high and low share prices of our common stock on the NYSE Consolidated Tape on December 31, 2008.

(b)	Fair market value was $25.51, the average of the high and low share prices of our common stock on the NYSE Consolidated Tape on July 1, 2009. The total number of shares issued was prorated, based on the percentage of the respective three-year performance periods completed on the date of retirement, and include cumulative dividend equivalents for the same periods. These shares were not issued to Mr. Reddy until six months after his date of retirement, in compliance with Section 409A of the Internal Revenue Code and related regulations.

(c)	In addition, Mr. Reddy has vested options covering (a) 30,000 shares of our common stock, which remain exercisable until the expiration of their 10-year term on March 6, 2011, and (b) 58,400 shares, which remain exercisable until the expiration of three years after the date of Mr. Reddy’s retirement or December 31, 2011.

Post-Employment Benefits for Mark H. Johnson

The table below shows the benefits that Mr. Johnson received from the Company pursuant to a settlement agreement in connection with his separation from the Company on October 31, 2009. It does not include benefits that are or were payable under compensation arrangements that are available to salaried employees generally and that do not discriminate in favor of executives. Under the terms of the settlement agreement, Mr. Johnson is also entitled to receive until October 31, 2010 (a) a COBRA subsidy equal to the amount that the Company is paying for active employees, unless he becomes eligible for coverage under another employer’s medical plan and (b) financial planning services which were available to Mr. Johnson on October 30, 2009.

Payment for benefits under SERP	$1,089,408	(a)
Payment for additional penalty tax on SERP payment	342,851	(b)
One year base salary	375,289
Payment of portion of fiscal 2008 Incentive Plan Award	125,750	(c)
Payment of fiscal 2009 Incentive Plan Award	197,800	(d)

Total	$2,131,098

(a)	Represents the present value of payment Mr. Johnson otherwise would have been entitled to receive under the terms of the SERP at age 55.

(b)	Represents a payment attributable to the after-tax additional penalty tax imposed by Section 409A of the Internal Revenue Code by reason of the acceleration of payment of benefits.

(c)	Constitutes payment of the portion of Mr. Johnson’s fiscal 2008 award that was previously converted to 8,027 shares of restricted stock and forfeited in accordance with the terms of the grant.

(d)	Constitutes payment of Mr. Johnson’s fiscal 2009 award, 50 percent of which would have been converted to shares of restricted stock that would have been otherwise forfeitable in accordance with the terms of the grant.

In exchange for the right to receive the benefits described above, Mr. Johnson has agreed for a period of one year to not, directly or indirectly:

•	Solicit any business from a person or entity that was a customer of the Company during the preceding 36 months; or

•	Hire, solicit for employment, induce or encourage to cease their employment with the Company, any Company or former employee, whose employment ceased less than six months earlier.

In addition, Mr. Johnson received the following grants of common stock issued to him as a participant in the LTIP:

Fair market value of 15,186 shares of time-lapse restricted stock upon which vesting was accelerated	$441,609	(a)
Fair market value of 12,587 of shares issued for performance-based restricted stock units	366,030	(a)(b)

Total	$807,639

(a)	Fair market value was $29.08, the average of the high and low prices of our common stock on the NYSE Consolidated Tape on the date of issuance, November 10, 2009.
(b)	The total number of shares issued was prorated, based on the percentage of the three-year performance period completed, and cumulative dividend equivalents for such period.

PROPOSAL TWO—AMENDMENT TO ARTICLES OF INCORPORATION

TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Article VI, Section 2 of our Amended and Restated Articles of Incorporation provides for the classification of our Board of Directors into three classes, with each class being elected every three years and serving a three-year term. This classified structure has been in place since the Company went public. Since that time, the Board has believed that this structure would promote continuity and stability of strategy, oversight and policies and provide negotiating leverage to the Board in a potential takeover situation.

At last year’s annual meeting, Mr. Gerald R. Armstrong presented a shareholder proposal urging the Board to take the necessary steps to eliminate classification of the Board and to provide that all of the directors be elected annually. The proposal urged that the declassification be effected in a manner that would not affect the unexpired terms of the previously-elected directors.

In response to Mr. Armstrong’s proposal and supporting arguments for declassifying the Board structure, the Board opposed the proposal and set forth the advantages of having a classified Board structure (which included strengthening independence of non-employee directors and enhancement of the Board’s ability to develop and execute long-term strategic planning by providing stability, continuity and experience) so the shareholders could consider the various viewpoints on the issue. That non-binding proposal was approved by our shareholders, receiving 71.4 percent of the votes cast.

After careful deliberation by the Nominating and Corporate Governance Committee and the full Board, and taking into account the level of support for the proposal at last year’s annual meeting, the Board has approved the proposed amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate the classified Board structure and provide for the annual election of all directors.

The proposed amendment will allow shareholders to review and express their opinions on the performance of all directors each year. Because there is no limit on the number of terms an individual may serve, the continuity and stability of the Board of Director’s membership and our policies and long-term strategic planning should not be affected.

The text of the proposed amendment to the Amended and Restated Articles of Incorporation is as follows:

“2. Election and Term.    All directors elected at the 2010 annual meeting of shareholders shall be elected for terms of three years and until their successors shall be elected and qualified. Beginning with the 2011 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Directors shall be elected by a majority vote of the shares of the Common Stock entitled to vote in the election of directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Each director who is serving as a director immediately following the 2011 annual meeting of shareholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office.”

If adopted, the elimination of the classification of the Board of Directors will not affect the unexpired terms of the previously-elected directors. The Company’s Amended and Restated Articles of Incorporation and applicable law require the affirmative vote of at least 66.67 percent of the outstanding shares of the Company entitled to vote in order to approve this proposal. If this proposal is approved, the proposed amendments will become effective upon filing of an appropriate certificate with the Secretary of State of both the State of Texas and the Commonwealth of Virginia. Upon approval, the Board will also amend the Company’s bylaws to conform to the new Board structure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2010. The firm of Ernst & Young and its predecessors have been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2009	2008
	($ In thousands)
Audit Fees	3,024	2,798
Audit-Related Fees	134	76
Tax Fees	340	100
All Other Fees	—	—

Total Fees	3,498	2,974

Audit Fees.    Fees for audit services include fees associated with the annual audit, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, along with comfort letters and consents related to debt offerings.

Audit-Related Fees.    Audit-related fees principally include fees relating to procedures performed in connection with the statutory audit of Blueflame Insurance Services, Ltd., the examination of the Illinois Annual Reconciliation of Over/Under Gas Recoveries, and performance of an International Financial Reporting Standards diagnostic.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting and assistance with sales and use tax filings and audits.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 3, 2010, the shareholder must be a shareholder of record on the record date, December 10, 2009, who shall continue to be entitled to vote at the annual meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 15, 2010. In the event a shareholder intends to present a proposal at our 2011 annual meeting of shareholders, in order for such proposal to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 23, 2010 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The proxy confers discretionary authority to take action with respect to any such additional matters that may come before the meeting.

By Order of the Board of Directors,

Dwala Kuhn

Corporate Secretary

Dallas, Texas

December 21, 2009

ATMOS ENERGY CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE, SECOND FLOOR BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also request electronic delivery of proxy materials on our Web site at www.atmosenergy.com.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18368-P86787-Z51150	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
		☐	☐	☐
Vote on Directors
1.	ELECTION OF DIRECTORS

Nominees for Class I:

	01)	Kim R. Cocklin

Nominees for Class III:

	02)	Robert W. Best
	03)	Robert C. Grable
	04)	Phillip E. Nichol
	05)	Charles K. Vaughan
Vote on Proposals						For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal(s):

2.	Proposal to amend Articles of Incorporation to eliminate the classification of the Board of Directors.					☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2010.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate (as indicated hereon). If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a shareholder should give their full title. Please date the proxy.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Summary Annual Report & Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 3, 2010

- Please Detach and Mail in Envelope Provided -

M18369-P86787-Z51150

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 3, 2010

The undersigned hereby appoints Robert W. Best, Charles K. Vaughan and Richard W. Cardin, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 11:00 a.m. Central Standard Time on February 3, 2010, in the Pavilion Ballroom of the Belo Mansion, 2101 Ross Avenue, Dallas, TX 75201, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR PROPOSAL 2 AND FOR PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side)